October 2021 A NEW WEAPON IN THE WAR ON CANCER Directly killing tumors to activate a patient - specific immune response Treating all stages of cancer November 2021 Issuer Free Writing Prospectus Filed pursuant to Rule 433 Registration Number 333 - 260565

2 2 SAFE HARBOR AND FORWARD - LOOKING STATEMENTS Intensity Therapeutics, Inc. (the “Company” or “we”) has filed a registration statement, including a preliminary prospectus, wit h the U.S. Securities and Exchange Commission (the “SEC”) (File No. 333 - 260565) in connection with the offering to which this presentation relates. Sales of the securities of the Company offered pursuant to t he registration statement may not be made or offers for such securities accepted prior to the registration statement becoming effective. Before you invest, you should read the registration statement, the preliminary pr ospectus included within the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You can obtain a copy of th e p reliminary prospectus for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will arrange to send you the preliminary prospectus, which you may request by emailin g j wesolowski@intensitytherapeutics.com. This presentation may not be reproduced, forwarded to any person or published, in whole or in part. The Company is not solici tin g offers to buy securities of the Company in any jurisdiction where the offer or sale is not permitted. This presentation contains forward-looking statements within the meaning of The Private Securities Litigatio n Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding the development and regulatory status of our product candidates, such as statements with respect to our le ad product candidate INT230 - 6, and the timing of clinical trials and data from those trials for our product candidates, and our discovery programs that may lead to our development of additional product ca ndidates, the potential utility of our technology and therapeutic potential of our product candidates, the potential commercialization of any of our product candidates, and the sufficiency of our cash resou rce s. All statements, other than statements of historical facts, contained in this presentation, including statements regarding our strategy, future operations, future financial position, future revenues, p roj ected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “project,” “t arget,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward - looking statements, although not all forward - looking statements contain these ident ifying words. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you shou ld not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make as a r esult of various risks and uncertainties, including but not limited to: whether we will be able to successfully conduct Phase 1, 2 or 3 clinical trials for INT230 - 6, whether we complete other clinical trials for our product candidates, whether we receive results from our clinical trials on our expected timelines, or at all, whether our cash resources will be sufficient to fund our foreseeable and unforeseeable operating exp ens es and capital expenditure requirements on our expected timeline, whether the COVID - 19 pandemic impacts our operations, and other factors included in the “Risk Factors” section of the Company’s filings wit h the SEC in the future. Any of these outcomes could cause our actual results to differ from those contained in the forward-looking statements of the Company’s filings with the SEC. The forward-looking statements contained in this presentation reflect our current views as of the date of this presentation wi th respect to future events, and we assume no obligation to update any forward-looking statements except as required by applicable law. The Intensity Therapeutics, Inc. name and logo are our trade mar ks. We also own the service mark and the registered U.S. trademark for DfuseRx. The trademarks, trade names and service marks appearing in this presentation are the property of the Company. We have omitted th e ® and Ρ designations, as applicable, for the trademarks named in this presentation.

Issuer Intensity Therapeutics Symbol INTS Intended Listing Exchange NASDAQ Capital Market Offering Size $17.25 Million (includes 15% overallotment) Securities Offered 1.5 million shares of Common Stock (does not include 15% overallotment) Price Range $9 – $11 Expected Use of Proceeds • Phase 3 sarcoma study (IT - 03) • R elated operating costs associated with SHAO and INT230 - 6 • Development of our second product candidate, INT33X • General corporate purposes and working capital Bookrunner A.G.P./Alliance Global Partners OFFERING SUMMARY

4 MANAGEMENT TEAM: EXTENSIVE ONCOLOGY AND DRUG DEVELOPMENT EXPERIENCE Lewis H. Bender , MIT ChE, MS, MA, MBA • CEO, CTO, VP, BD & Manufacturing: Emisphere • CEO: Genomic testing, Interleukin Genetics • Roche, Manufacturing • Drug delivery expertise Preclinical • through Phase 3 • Public biotech company CEO experience Ian B. Walters , MD, MBA • Clinical Development 30+ compounds: BMS, Millennium, PDL, Rockefeller University • Translational Medicine: Rockefeller At BMS 7+ years: Oversaw oncology protocol review, and IO clin Syed Mahmood, MD • Novartis, GSK and Progenics • Launches include AZEDRA and PyL, and GSK’s/Novartis’s Tafinlar, Mekinist, Votrient, Luminespib and Buparlisib Gregory R. Wade • MD Capital Markets Advisory & Co - Lead West Coast Region — Danforth Advisors • MD Banking — BTIG • MD Healthcare Equity Research — Pacific Growth Equities Steve Innaimo Bristol - Myers Squibb Rebecca Drain Bristol - Myers Squibb John Wesolowski, MBA, CPA Yale, KMG Main Hurdman BOARD OF DIRECTORS Declan Doogan , Ph.D. Former VP Development Pfizer Emer Leahy , Ph.D. CEO Psychogenics Mark A. Goldberg , MD Former President & COO of PAREXEL Lewis H. Bender CEO Intensity Founder, CEO Chief Medical Officer Principal Accounting Officer and Controller Chief Financial Officer SVP, Clinical Developme nt VP, Regulatory & Quality VP, Project Managem ent

5 INVESTMENT HIGHLIGHTS Localized Cancer Kill Leading to Immune Activation and Extended Survival • Novel drug product candidates containing amphiphilic molecules • Favorable safety with efficacy; 115 patients treated through September 30, 2021 • No maximum tolerated dose; adverse events are mostly low grade; clinical proof of concept demonstrated Lead Drug (INT230 - 6) Currently in Multiple Phase 2 Studies; Phase 3 Registration Studies Designed • Regulatory path to approval in sarcoma and triple negative breast cancer (TNBC) • FDA Fast Track designation granted for TNBC Robust IP Position 3 issued, 1 pending US patents: 10,888,618; 9,636,406; 9,351, 997: 100% owned by Intensity (INTS) • 11 issued foreign patents with 5 pending Platform Validated Through Partnerships • Awarded CRADA by the National Cancer Institute (NCI) • Phase 2 trial with two Canadian Centers of Cancer Research • Clinical collaborations testing INT230 - 6 with world leading immunotherapies Merck’s Keytruda® & Bristol - Myers Squibb’s Yervoy ®

6 PRECLINICAL PHASE 1 PHASE 2 PHASE 3 INT230 - 6 Colorectal, Bile Duct, Pancreatic Squamous cell cancers Sarcoma, Breast, Hepatic Cancers Combo with + BMS’ Yervoy® Combo with Merck’s Keytruda® (non - immunogenic “cold tumors”) Randomized Controlled INT230 - 6 TNBC* (Neoadjuvant) MULTIPLE LATE STAGE PIPELINE PROGRAMS CLINICAL PROGRAMS ACROSS “COLD” AND “HOT” CANCERS, METASTATIC AND PRESURGICAL SETTINGS Multiple Ongoing Phase 2 Studies or Cohorts; Phase 3 Programs Designed and Discussed with FDA The INVICIBLE Study: INT230 - 6 pre - surgical local or regional disease Advanced Soft Tissue Sarcoma INT230 - 6 randomized Phase 3 to begin in 2022 Early - Stage Breast Cancer CLINICAL Phase 3 start expected 2H 2022 Randomized Controlled — Study data read - out mid 2022 Data 2022 Data 2022 Phase 2 study start expected 2022 Phase 2/3 study start expected 2023 *TNBC is triple negative breast cancer Randomized Controlled INT230 - 6 TNBC* (Metastatic)

7 OUR DELIVERY TECHNOLOGY IS BASED ON A PROVEN SCIENCE AMPHIPHILIC MOLECULES ARE SOLUBLE IN FAT AND WATER SIMULTANEOUSLY Technology First Developed for Oral Semaglutide Tablets (Rybelsus) Intensity’s ISSUED patents claim use with therapeutic agents for intratumoral delivery Intensity has patent protection in 37 countries Intratumoral drug dispersion & diffusion leads to anti - cancer efficacy. 1. Drug saturates tumors 2. Cancer cells die and create personalized “antigen” from the tumor 3. Antigen induces a systemic, anti - cancer immune activation 4. Extended survival and favorable safety observed EMISPHERE WAS ACQUIRED BY NOVO NORDISK FOR $1.8 BILLION IN NOVEMBER 2020

8 DFUSERX SM PROPRIETARY DRUG DISCOVERY PLATFORM PRODUCT CANDIDATE: INT230 - 6 – CONTAINS PROVEN ANTI - CANCER AGENTS INT230 - 6: designed for intratumoral (IT) use; scaled - up, stable, reproducible INT230 - 6 vials contains the amphiphilic agent (SHAO) with 2 potent cytotoxic drugs Amphiphilic Molecule SHAO CISPLATIN • Direct killing : Binds to DNA to cause apoptotic cell death • Immune effects : Attracts and binds • T - Cells via TL9 receptors Clin Cancer Res; 20(11) June 1, 2014 V INBLASTINE • Direct killing : Destroys tubulin to stop replication • Immune effects : induces dendritic cell maturation Cancer Res; 2009 Sept 1: 69(17): 6987 - 6994

9 INT230 - 6: A UNIQUE, ANTI - CANCER THERAPY 100% WATER SOLUTION THAT DISPERSES, DIFFUSES AND IS HIGHLY RETAINED IN TUMORS – DOES NOT HARM HEALTHY TISSUE *Tumors contain high percentages of fat and are under high pressure CYTOTOXICS DRUG + dye in water Little to no drug dispersion in all tumors tested TUMOR cut in half Significant drug leakage Human pancreatic cancer in mouse model Drug NOT absorbed Human pancreatic cancer in mouse model TUMOR cut in half Significant dispersion in all tumors tested No leakage INT230 - 6: Fully absorbed INT230 - 6 + dye in water Dose is set by a tumor’s volume or diameter TUMOR TUMOR Published

10 CLINICAL STUDIES AS OF SEPTEMBER 30, 2021 RESULTS AS OF 9/30/2021 • METASTATIC REFRACTORY CANCERS: 95 PATIENTS TREATED • EARLY - STAGE BREAST CANCER: 20 PATIENTS TREATED Attacking the Tumors – Sparing the Patient

11 INT230 - 6 CAUSES TUMORS TO BECOME HIGHLY NECROTIC A CASE FROM OUR METASTIC STUDY PATIENT: Multiple surgeries, radiation, chemotherapy • (Jan ’18), Two 10 cm 3 deep nodules appear in upper arm • MD’s Recommendation: Total arm and shoulder amputation Subject received 4 doses of INT230 - 6 equal to 100% of his tumor volume First tumor scan showed increase in necrosis, inflammation and size On March 18, 2018 On May 15, 2018 After four doses of INT230 - 6 Monothera py Necrosis and response seen in several cancers • Adrenocortical • Breast • Chordoma • Colon • Head and Neck • Lung • Sarcoma • Squamous cell Darker contrast indicates increased tumor necrosis

12 PHASE 2 INVINCIBLE STUDY: NECROSIS ACHIEVED IN PROLIFERATING EARLY, INVASIVE BREAST CANCER (WHOLE TUMOR RESECTIONS) DOSE DEPENDENT DIFFUSION AND HIGH PERCENTAGE OF TUMOR KILLING OBSERVED Patient #14: 3.9 cm invasive ductal cancer: Grade 3 (high grade): ER+PR+Her2+ 2 injections Final Pathology (significant necrosis ~85%) Patient #20: 4.4 cm invasive lobular cancer: Grade 2 (intermediate grade): ER+PR+Her2 - Final Pathology (significant necrosis ~95%) cancer is mostly ghost cells May 6 May 13 May 20 Injection #1: Dose 7.4 cc Injection #2: Dose 14.8 cc Surgery May 27 June 16 Injection #1 (only) Dose 21.3 cc Surgery Tumor Extent Extent of Necrosis within Tumor

13 IMMUNE ACTIVATION OBSERVED IN MULTIPLE CANCER TYPES AT 28 DAYS MODIFICATION OF THE TUMOR MICROENVIRONMENT OBSERVED Biopsies taken on day 0 and 28 INT230 - 6 dosed twice: Day 0 and Day 14 • Blue color indicates live cancer, DAPI; Green & yellow indicates immune cells Multiplex IHC shows: • Decrease in markers of cancer cell proliferation (Ki67) • Decreases in cells that inhibit the immune system (FoxP3 Treg) • Increase throughout the tumor in active immune T cells (CD4+ and CD8+) IHC staining of biopsied tissue: Breast cancer Sarcoma Pre - dose (Day 0) 28 days after first dose Marker Color CD4 Green CD8 Yellow FoxP3 Orange DAPI Blue Dense dark blue areas of active cancer; few immune infiltrates Less dense areas of cancer with immune infiltrates Dense dark blue areas of active cancer; few immune infiltrates Less dense areas of cancer with immune infiltrates

14 POTENTIAL TREATMENT OF ADVANCED SARCOMA HIGH UNMET MEDICAL NEED – SIGNIFICANT MARKET POTENTIAL 19 metastatic sarcoma subjects treated as of July 31, 2021 • Sarcomas are cancers of soft tissues such as fat, muscle, nerves, (STS) and bone (osteosarcoma) • 12,000 are diagnosed per year in the U.S • Cardiotoxic anthracycline drugs are 1 st treatment • Sarcoma patients’ survival prognosis is poor: *median overall survival ( mOS) is 3 to 8 months in P1/2 * mOS of 2 nd /3 rd line therapy is 11 to 14 Demographi c Value Median number of prior therapies 3 Sarcoma types Treated in our trial 4 Leiomyosarcoma, 3 Liposarcoma, 3 pleomorphic sarcomas, 3 chondrosarcoma, and 2 spindle cell sarcoma, 1 each of osteosarcoma,

15 INT230 - 6 EXTENDS SURVIVAL COMPARED TO HISTORICAL PHASE 1/2 RESULTS IN ADVANCED SOFT TISSUE SARCOMAS (aSTS) 0% 20% 40% 60% 80% 100% 0 100 200 300 400 Survival Probability Survival Days All, n=19 All dosed >40% TTB, n=15 Mono dosed >40% TTB, n=7 INT230-6+Checkpoint Inhibitor dosed >40% TTB, n=8 Kaplan Meier estimates aSTS patients • Blue curve (n=19) all patients dosed IT INT230 - 6 Kaplan Meier (KM) estimates ~50% alive at 1 year • Orange curve (n=15) patients dosed IT INT230 - 6 >40% of TTB, the KM estimates ~60% alive at 1 year • Yellow curve (n=7) patients receiving IT INT230 - 6 >40% of TTB, KM is ~60% alive at 1 year. • Purple curve (n=8 ) patients dosed IT INT230 - 6 + IV IO (Yervoy) the KM estimates ~80% alive at 1 year *For historical survival data in Phase 1/2 sarcoma see Subbiah, V Scientific Reports | 6:35448 | DOI: 10.1038/srep35448 Note: Data for INT230 - 6 with Checkpoints is immature as many subjects were recently enrolled. Data as of July 31, 2021 Total Tumor Burden (TTB) at enrollment

16 PHASE 3 TRIAL DESIGN FOR INT230 - 6 IN SOFT TISSUE SARCOMA (STS) EXPECTED TO OFFER SURVIVAL IMPROVEMENT VS CURRENT 2 ND AND 3 RD LINE SOC Median OS Curve for STS standard of care drugs and projected INT230 - 6 in Phase 3 • Intent to treat (ITT) population: all STS • Size: N=331 • Enrollment: 2:1 INT230 - 6 to standard of care • INT230 - 6 dosed every 2 weeks for 5 doses with maintenance treatments Two Interim Analyses: 1. At 50% of events needed for final analysis 2. At 75% of events needed for final analysis Achieved alignment on study design with FDA Standard of care drug references: Trabectedin: Cancer. 2019 Aug 1;125(15):2610 - 2620 Eribulin: Lancet. 2016 Apr 16;387(10028):1629 - 37 Pazopanib: Lancet. 2012 May 19;379(9829):1879 - 86 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 0 5 10 15 20 25 30 35 40 45 Probability of Survival Months Dacarbazine Eribulin Trabectedin Pazopanib INT230 - 6 curve from Phase 2 data

17 PLATFORM VALIDATED BY WORLD LEADING PARTNERSHIPS RESEARCH CLINICAL TRIAL SITES

18 MULTIPLE UPCOMING MILESTONES 2021 to 2023 MILESTONES TIMING Society for Immunotherapy of Cancer (SITC) 2021: Report safety and efficacy data of monotherapy and I/O combinations Q4 2021 Connective Tissue Oncology Society (CTOS 2021): Oral podium presentation of INT230 - 6 in S arcoma Q4 2021 Report Phase 2 INVINCIBLE Study data 1H 2022 Report interim IT - 01 data on combination with Keytruda 1H 2022 Report interim IT - 01 data on combination with Yervoy 1H 2022 Initiate randomized Phase 3 international study of INT230 - 6 in the 2 nd /3 rd line sarcoma setting 2H 2022 Initiate randomized Phase 2 international study of INT230 - 6 in neoadjuvant TNBC 2H 2022 Initiate randomized Phase 2/3 study of INT230 - 6 in mTNBC 1H 2023 Report Phase 2 neoadjuvant TNBC results 2H 2023

19 CAPITALIZATION TABLE PRE AND POST IPO Security Type Pre - IPO # of Shares Post IPO 1 Common – Lewis H. Bender (Founder) 4,000,000 4,000,000 Common – Prior holder 2,820,211 2,820,211 Subtotal of Common Shares Prior holders 6,820,211 6,820,211 New Share holders - 1,500,000 Subtotal of Common Shares New holders - 1,500,000 Preferred shares convertible to Common Shares at 1:1 at IPO 8,249,719 8,249,719 Convertible Note - 266,885 Subtotal of Preferred Shares & Convertible Note 8,249,719 8,516,604 Total Outstanding Shares 15,069,930 16,836,815 1. Assumes $10 per share IPO price Does not include: • 646,500 shares of common stock reserved for future issuance upon exercise of the outstanding warrants, at a weighted average exe rcise price of $3.00 per share, 568,974 of which are exercisable on September 30, 2021, at a weighted average price of $2.68 per share; and • 1,822,500 shares of common stock issuable upon the exercise of stock options outstanding under the 2013 Plan at a weighted av era ge exercise price of $4.28 per share, 1,152,250 of which are exercisable on September 30, 2021, at a weighted average exercise price of $3.52 per share

20 INTS INVESTMENT SUMMARY Novel Technology to Kill Cancer and Activate the Immune System; Extended Patient Survival Favorable safety; 115 patients treated as of September 30, 2021 On - going Phase 2 Studies; Phase 3 Registration Study Designed in Sarcomas with FDA Alignment FDA Fast Track designation granted in TNBC Robust IP Position (100% INTS owned) 3 US patents, 11 issued foreign patents with 5 pending; Protection in 37 Countries and all Major Markets Platform Validated Through Partnerships Clinical collaborations with world leading Cancer Research Organizations Experienced Oncology Drug Development Management Team

21 INTENSITY THERAPEUTICS A NEW WEAPON TO TREAT CANCER Contact Investor Relations Contact: Rx Communications Group Michael Miller (917) - 633 - 6086 mmiller@rxir.com Thank you!